Corporate Contact:
Michael J. Beecher, Chief Financial Officer
Direct Insite Corp.
631.873.2900
FOR IMMEDIATE RELEASE

Direct Insite Announces Revenue of $7,210,000 and Net Income of $1,116,000
 for the First Nine Months of 2010

Direct Insite increases focus on brand awareness and demand generation through enhanced sales and marketing programs.

Sunrise, FL–  November 11, 2010 – Direct Insite Corp. (OTC BB:DIRI.OB), a global provider of financial supply chain automation across Procure-to-Pay and Order-to-Cash business processes, today announced financial results for the three and nine months ended September 30, 2010.  Revenue for the three months ended September 30, 2010 was $2,316,000, a 6.4% decrease from revenue of $2,474,000 for the three months ended September 30, 2009.  Revenue for the nine month period ended September 30, 2010 was $7,210,000, a decrease of 5.7% from revenue of $7,648,000 for the same period in 2009.  Recurring revenue was $2,106,000 for the three months ended September 30, 2010 compared to recurring revenue of $2,238,000 for the three months ended September 30, 2009.  For the nine months ended September 30, 2010 recurring revenue was $6,482,000 compared to recurring revenue of $6,723,000 for the same period in 2009, a decrease of 3.6%.  The decrease in recurring revenue is primarily due to the planned increase in electronic invoice submission by a customer, reducing paper scanning and related scanning revenues.    An additional customer chose to consolidate multiple implementations of Invoices-on-Line (IOL) into a single, consolidated instance, thereby reducing recurring revenues. Revenue from Professional Services decreased $26,000 (11.0%) to $210,000 and $197,000 (21.3%) to $728,000 for the three and nine months ended September 30, 2010, respectively, compared to $236,000 and $925,000 for the same periods in 2009, respectively.  The decrease in Professional Services revenue is primarily due to completing certain significant projects for our customers in 2009.

Operating income for the three and nine months ended September 30, 2010 was $295,000 and $904,000, respectively, compared to operating income of $594,000 and $1,628,000 for the three and nine months ended September 30, 2009, respectively.  The decrease is principally due to the lower revenue as described above and an increase in sales and marketing costs.  Net income was $293,000 for the quarter ended September 30, 2010 compared to net income of $465,000 for the quarter ended September 30, 2009.  Net income for the nine months ended September 30, 2010 was $1,116,000, compared to net income of $1,397,000 for the nine months ended September 30, 2009.  Net income for the nine months ended June 30, 2009 included a gain from the revaluation of a warrant liability.

Cash flows from operations continued to be positive at $1,251,000 for the nine months ended September 30, 2010 compared to cash from operations of $2,595,000 for the nine months ended September 30, 2009.  The Company redeemed all of the remaining preferred stock totaling $1,100,000 during the nine months ended September 30, 2010 eliminating future preferred dividends on these stocks which will have a positive impact on earnings available to common shareholders.

“Direct Insite’s financial position remains at historically strong levels.  While revenues are lower compared to 2009, our increased investment in sales initiatives and key marketing programs: tradeshows, web-based informational forums, and enhanced web presence are all demonstrating an increased awareness of DI offerings and an overall growth in market demand.” said James A. Cannavino, Chairman and CEO. “We are optimistic that these actions will substantially improve our pipeline of prospective accounts and result in new accounts and increased revenue in 2011 and beyond.” said Mr. Cannavino.

Basic and diluted income per share attributable to common shareholders for the three and nine months ended September 30, 2010 was $0.03 and $0.09, respectively, compared to a basic and diluted income per share of $0.04 and $0.11 for the three and nine months ended September 30, 2009, respectively.

About Direct Insite

Direct Insite provides best practice financial supply chain automation and workflow efficiencies for procure-to-pay and order-to-cash processing. The Company’s global eInvoice Management services automate complex manual business processes such as invoice validation; order matching, consolidation, dispute handling, and e-payment processing.  Direct Insite solutions are used by more than 50,000 users across 100 countries, 35 languages and multiple currencies. For more information, call (631) 873-2900, or visit www.directinsite.com

The financial information stated above and in the tables below has been abstracted from Direct Insite Corp.’s September 30, 2010 Form 10-Q, filed with the Securities and Exchange Commission on November 11, 2010, and should be read in conjunction with the information provided therein.

The Company will hold a quarterly earnings webcast for the third quarter 2010 on Monday, November 15, 2010 at 2:00 PM eastern time.  You may log on to the webcast at the following link:

http://www.investorcalendar.com/ClientPage.asp?ID=162495

Summarized Financial Information
STATEMENT OF OPERATIONS	FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2010		FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2009		FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010		FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009
Revenue		$2,316,000		$2,474,000		$7,210,000		$7,648,000
Operating income		$295,000		$594,000		$904,000		$1,628,000
Other income (expense), net		$(2,000)		$(106,000)		$232,000		$(176,000)
Income before income taxes		$293,000		$488,000		$1,136,000		$1,452,000
Provision for income taxes		$--		$23,000		$20,000		$55,000
Net income		$293,000		$465,000		$1,116,000		$1,397,000
Preferred Stock Dividends	$	-- -		$(50,000)		$(42,000)		$(208,000)
Net income attributable to common shareholders		$293,000		$415,000		$1,074,000		$1,189,000
Basic income per share attributable to common shareholders Diluted income per share attributable to common shareholders	$ $	0.03 0.03	$ $	0.04 0.04	$ $	0.09 0.09	$ $	0.11 0.11

BALANCE SHEET	SEPTEMBER 30, 2010	DECEMBER 31,2009
Total Current Assets	$4,165,000	$3,880,000
Total Assets	$6,915,000	$6,620,000
Total Current Liabilities	$1,896,000	$1,949,000
Total Shareholders’ Equity	$4,898,000	$3,528,000

FORWARD-LOOKING STATEMENTS.   All statements other than statements of historical fact included in this release, including without limitation statements regarding the company's financial position, business strategy, and the plans and objectives of the company's management for future operations, are forward-looking statements. When used in this release, words such as "anticipate", "believe", "estimate", "expect", "intend" and similar expressions, as they relate to the company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the company's management, as well as assumptions made by and information currently available to the company's management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, business and economic conditions, competitive factors and pricing pressures, capacity and supply constraints. Such statements reflect the views of the company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the company. Readers are cautioned not to place undue reliance on these forward-looking statements. The company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.